Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of February 29, 2016, among American Residential Properties OP, L.P., a Delaware limited partnership (the “Issuer”), American Homes 4 Rent, a Maryland real estate investment trust (“AMH”), ARPI REIT, LLC (f/k/a Sunrise Merger Sub, LLC), a Delaware limited liability company and a wholly owned subsidiary of AMH (the “New Parent Guarantor”), and U.S. Bank National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer, American Residential Properties, Inc., a Maryland corporation (the “Parent Guarantor”) and the Trustee are parties to an Indenture, dated as of November 27, 2013 (the “Indenture”), pursuant to which the Issuer issued its 3.25% Exchangeable Senior Notes due 2018 (the “Notes”);

WHEREAS, the Parent Guarantor entered into an Agreement and Plan of Merger, dated as of December 3, 2015, by and among the Parent Guarantor, the Issuer, American Residential GP, LLC, a Delaware limited liability company and general partner of the Issuer, AMH, the New Parent Guarantor, OP Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of American Homes 4 Rent, L.P., a Delaware limited partnership (“AMH OP”), which is a wholly owned subsidiary of AMH and the sole member of New ARP GP, LLC, a Delaware limited liability company (“New ARP GP”), and AMH OP (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the Parent Merger Effective Time (as defined in the Merger Agreement) the Parent Guarantor merged with and into the New Parent Guarantor (the “Merger”), with the New Parent Guarantor continuing as the surviving entity of the Merger and successor to the Parent Guarantor;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the Parent Merger Effective Time, each share of common stock, $0.01 par value per share, of the Parent Guarantor (the “ARPI Common Stock”) issued and outstanding immediately prior to the Parent Merger Effective Time was converted into the right to receive 1.135 Class A common shares of beneficial interest, $0.01 par value per share, of AMH (the “AMH Common Shares”);

WHEREAS, Section 13.05(a) of the Indenture provides, among other things, that upon the occurrence of any consolidation, merger or combination involving the Parent Guarantor with another Person, as a result of which holders of ARPI Common Stock shall be entitled to receive cash, securities or other property or assets (including cash or any combination of the foregoing) in exchange for such ARPI Common Stock) (any such event, a “Merger Event”), then, at the effective time of such Merger Event, the successor Person shall execute with the Trustee a supplemental indenture providing that the Notes shall be exchangeable for the Reference Property (as defined in the Indenture) by a holder of a number of shares of ARPI Common Stock issuable upon exchange for such Notes immediately prior to such Merger Event;

WHEREAS, Section 13.05(a) of the Indenture further provides, among other things, that, at and after the effective time of such Merger Event, (A) the Issuer shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, as set forth in Section 13.02 of the Indenture and (B)(1) any amount payable in cash upon exchange of the Notes as set forth in Section 13.02 of the Indenture will continue to be payable in cash, (2) any shares of ARPI Common Stock that the Issuer would have been required to deliver upon exchange of the Notes as set forth in Section 13.02 of the Indenture will instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of ARPI Common Stock would have received in such transaction and (3) VWAP will be calculated based on the value of the amount and kind of Reference Property that a holder of one share of ARPI Common Stock would have received in such transaction;

WHEREAS, Section 13.05(a) of the Indenture further provides, among other things, that such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Article 13 of the Indenture;

WHEREAS, Section 13.05(a) of the Indenture further provides, among other things, that, if, in the case of such Merger Event, the Reference Property receivable thereupon by a holder of ARPI Common Stock includes shares of stock, securities or other property or assets (including cash or any combination of the foregoing) of a corporation other than the successor or purchasing corporation, as the case may be, in such reclassification, change, consolidation, merger, combination, sale or conveyance, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders as the Board of Directors shall reasonably consider necessary by reason of the foregoing;

WHEREAS, Section 10.03 of the Indenture provides, among other things, that nothing contained in the Indenture or in the Notes shall prevent any merger of the Parent Guarantor with or into any other Person (whether or not affiliated with the Parent Guarantor); provided, however, that:

(a)           the successor entity (if other than the Parent Guarantor) resulting from any merger shall be organized and validly existing under the laws of the United States of America or any State thereof and shall expressly assume the obligations of the Parent Guarantor under the Guarantee and the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

(b)           immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(c)           the successor Person shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such merger and such supplemental indenture comply with Article 10 of the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with;

WHEREAS, Section 10.04 of the Indenture provides, among other things, that upon any merger of the Parent Guarantor into any other Person, the successor Person into which the Parent Guarantor is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor under the Indenture with the same effect as if such successor Person had been named as the Parent Guarantor therein, and thereafter the predecessor Person shall be released from all obligations and covenants under the Indenture;

WHEREAS, Section 10.04 of the Indenture further provides, among other things, that in case of any such merger, such changes in phraseology and form (but not in substance) may be made in the Guarantee thereafter to be issued as may be appropriate;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, the Parent Guarantor and the Trustee may enter into indentures supplemental without the consent of any Holder of the Notes to, among other things, (i) evidence a successor to the Parent Guarantor as guarantor under the Indenture or (ii) amend or supplement any provisions of the Indenture, provided that no amendment or supplement shall adversely affect the interests of the Holders of any Notes outstanding;

WHEREAS, Section 9.05 of the Indenture provides that, prior to entering into any supplemental indenture pursuant to Article 9 of the Indenture, the Trustee shall be provided with an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that any supplemental indenture executed pursuant hereto complies with the requirements of Article 9 of the Indenture and is otherwise authorized or permitted by the Indenture;

WHEREAS, in connection with the execution and delivery of this First Supplemental Indenture, the Trustee has received an Officers’ Certificate and an Opinion of Counsel as contemplated by Sections 9.05 and 10.03(c) of the Indenture; and

WHEREAS, the Issuer, the New Parent Guarantor and AMH have requested that the Trustee execute and deliver this First Supplemental Indenture and have satisfied all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the New Parent Guarantor, AMH and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.  A term defined in the Indenture has the same meaning when used in this First Supplemental Indenture unless such term is otherwise defined herein or amended or supplemented pursuant to this First Supplemental Indenture. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision. “Reference Property” means AMH Common Shares.

ARTICLE 2

EFFECT OF MERGER

Section 2.01. Exchange Right. The Issuer, the New Parent Guarantor and AMH expressly agree that, in accordance with Section 13.05(a) of the Indenture, at and after the Parent Merger Effective Time, Notes shall be exchangeable, subject to the terms of Sections 13.01 and 13.02 of the Indenture, for the kind and amount of Reference Property receivable upon the Parent Merger Effective Time by a holder of a number of shares of ARPI Common Stock issuable upon exchange for such Notes immediately prior to the Parent Merger Effective Time.  At and after the Parent Merger Effective Time, (A) the Issuer shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, as set forth in Section 13.02 of the Indenture and (B)(1) any amount payable in cash upon exchange of the Notes as set forth in Section 13.02 of the Indenture will continue to be payable in cash, (2) any shares of ARPI Common Stock that the Issuer would have been required to deliver upon exchange of the notes as set forth in Section 13.02 will instead be deliverable in Reference Property and (3) VWAP will be calculated based on Reference Property.  As and to the extent required by Section 13.05(a) of the Indenture, the Exchange Rate (as defined in the First Supplemental Indenture) shall be adjusted as a result of events occurring subsequent to the date hereof with respect to the Reference Property as nearly equivalent as may be practicable to the adjustments provided for in Article 13 of the Indenture, with respect to the Common Stock.  Any reference in the Indenture to an amount, number or price of shares of Common Stock shall be adjusted to give effect to the Merger and the change of the right of the Holders to convert the Notes into shares of Common Stock into a right to convert the Notes into Reference Property.  The provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Notes.

Section 2.02.  References.  At and after the Parent Merger Effective Time, subject to the provisions of Section 2.01 hereof, (a) all references in the Indenture to the Common Stock shall be deemed changed to refer to AMH Common Shares and (b) all references in the Indenture to the General Partner shall be deemed changed to refer to the New Parent Guarantor.

Section 2.03.  Definitions.  The following definitions in Section 1.01 of the Indenture are hereby amended and restated as follows:

“Board of Directors” means the board of directors (or similar governing body) of the General Partner or a committee of that board (or governing body) duly authorized to act under the Indenture; provided that in the definition of “Continuing Directors” and in Article 13 of the Indenture, Board of Directors shall refer to the board of managers (or similar governing body) of the New Parent Guarantor.

“Charter” means the organizational documents of the Guarantor, as amended from time to time;

ARTICLE 3

ASSUMPTION OF GUARANTEE

Section 3.01. Guarantee.  The New Parent Guarantor hereby, upon the Parent Merger Effective Time, (a) assumes the obligations of the Parent Guarantor under the Guarantee and the due and punctual performance and observance of all of the covenants and conditions of the Parent Guarantor under the Indenture and (b) succeeds to, and is substituted for, and may exercise every right and power of, the Parent Guarantor as Guarantor under the Indenture with the same effect as if the New Parent Guarantor had been named in the Indenture as Guarantor.  The Parent Guarantor is hereby released from all obligations and covenants under the Indenture at and after the Parent Merger Effective Time.

Section 3.02. Execution and Delivery. On the date hereof, the New Parent Guarantor has executed and delivered the Guarantee, in the form attached hereto as Exhibit A, to evidence the obligations assumed by the New Parent Guarantor set forth in Section 3.01 hereof.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Ratification of Indenture. The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.02. Governing Law.  This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.03. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.  Execution by PDF or other electronic signature shall be as effective as a manual signature hereof.

Section 4.04.  Concerning the Trustee. The Trustee assumes no duties, responsibilities, or liabilities by reason of this First Supplemental Indenture other than as set forth in the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of (a) the validity or sufficiency of this First Supplemental Indenture, (b) the correctness of any of the provisions contained herein or (c) the recitals contained herein, all of which recitals are made solely by the Issuer, AMH and the New Parent Guarantor. In addition, and without limiting the foregoing, the Trustee is not charged with knowledge of the Merger Agreement or any terms thereof.

Section 4.05.  Supplemental Indenture Controls. In the event of a conflict or inconsistency between the Indenture and this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall control.

Section 4.06.  Representations and Warranties. Issuer, AMH and the New Parent Guarantor each represent that (a) it has all necessary power and authority to execute and deliver this First Supplemental Indenture and to perform its obligations under the Indenture, (b) it is organized and validly existing under the laws of the State of Delaware or the State of Maryland, as applicable, (c) both before and immediately after giving effect to both the Merger and this First Supplemental Indenture, no Default or Event of Default has or will have occurred or be continuing, (d) this First Supplemental Indenture is executed and delivered pursuant to Section 9.01 of the Indenture and does not require the consent of Holders and (e) the Board of Directors reasonably considers the foregoing amendments and other additional provisions necessary in order to protect the interests of the Holders.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

American Residential Properties OP, L.P.
By: American Residential GP, LLC, its general partner

By:	/s/ Stephen G. Schmitz
Name: Stephen G. Schmitz
Title: Chief Executive Officer

American Homes 4 Rent

By:	/s/ David P. Singelyn
Name: David P. Singelyn
Title: Chief Executive Officer

ARPI REIT, LLC (f/k/a Sunrise Merger Sub, LLC)

By:	/s/ David P. Singelyn
Name: David P. Singelyn
Title: Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Mary Ambriz-Reyes
Name: Mary Ambriz-Reyes
Title: Vice President

Exhibit A

Form of Guarantee

ARPI REIT, LLC (f/k/a Sunrise Merger Sub, LLC), a Delaware limited liability company (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns under the Indenture, dated November 27, 2013, among American Residential Properties, Inc., the Issuer (defined below) and U.S. Bank National Association, as Trustee, as supplemented by the First Supplemental Indenture, dated February 29, 2016, among the Guarantor, American Homes 4 Rent, a Maryland real estate investment trust, and the Issuer (the “Indenture”)), hereby irrevocably and unconditionally guarantees on a senior basis on the terms set forth in the Indenture the Guarantee Obligations (as defined in Section 15.01 of the Indenture), which include (i) the due and punctual payment of the principal of and Interest, on the 3.25% Exchangeable Senior Notes due 2018 (the “Notes”) of American Residential Properties OP, L.P., a Delaware limited partnership (the “Issuer,” which term includes any successors thereto under the Indenture), whether at maturity, by acceleration, upon a repurchase or otherwise, the due and punctual payment of Interest on the overdue principal and (to the extent permitted by law) Interest on any overdue Interest on the Notes, and the due and punctual performance of all other obligations of the Issuer, to the Holders of the Notes or the Trustee all in accordance with the terms set forth in Article 15 of the Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration, upon a repurchase or otherwise.

The obligations of the Guarantor to the Holders of the Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article 15 of the Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, the benefit of discussion, protest or notice with respect to the Notes and all demands whatsoever.

No past, present or future director, officer, employee, incorporator or stockholder (direct or indirect) of the Guarantor (or any such successor entity) as such, shall have any liability for any obligations of the Guarantor under this Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its successors and assigns until full and final payment of all of the Issuer’s obligations under the Notes and Indenture or until legally discharged in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of the Notes, and, in the event of any transfer or assignment of rights by any Holder of the Notes or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not of collection.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

The obligations of the Guarantor under this Guarantee shall be limited to the extent necessary to ensure that it does not constitute a fraudulent conveyance under applicable law.

THE TERMS OF ARTICLE 15 OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

The Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed.

Dated:	ARPI REIT, LLC, as the Guarantor

By:
Name:
Title: